EX-99.B(g)(1)

Appendix A

CUSTODY AGREEMENT

Wells Fargo Master Trust

For its custodial services, the Custodian shall receive a fee, with respect to each Portfolio, except the International Core Portfolio, International Growth Portfolio, International Index Portfolio and International Value Portfolio, listed below, of 0.02% of the average daily net assets of each such Fund. The custodial fee for the International Core Portfolio, International Growth Portfolio, International Index Portfolio and International Value Portfolio is 0.10%.

Funds of Wells Fargo Master Trust Covered by This Agreement

1. C&B Large Cap Value Portfolio

2. Disciplined Growth Portfolio

3. Equity Income Portfolio

4. Equity Value Portfolio

5. Index Portfolio

6. Inflation-Protected Bond Portfolio

7. International Core Portfolio

8. International Growth Portfolio

9. International Index Portfolio

10. International Value Portfolio

11. Large Cap Appreciation Portfolio

12. Large Company Growth Portfolio

13. Managed Fixed Income Portfolio

14. Small Cap Index Portfolio

15. Small Company Growth Portfolio

16. Small Company Value Portfolio

17. Stable Income Portfolio

18. Strategic Small Cap Value Portfolio1

19. Tactical Maturity Bond Portfolio

20. Total Return Bond Portfolio

Most recent annual agreement approval by the Board of Trustees: April 4, 2005

Appendix A amended: October 1, 2005

[1]	On August 17, 2005, the Board of Trustees approved the establishment of the Strategic Small Cap Value Portfolio, which is expected to commence operations in 2005.

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The foregoing fee schedule is agreed to as of October 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By:	/s/ C. DAVID MESSMAN
C. David Messman Secretary

WELLS FARGO BANK, N.A.

By:	/s/ SEAN O’LOUGHLIN
Sean O’Loughlin Assistant Vice President

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